Exhibit 99.1

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Amy Cover Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15436 acover@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Lori A. Johnston Named to Farmers & Merchants Bancorp, Inc. Board of Directors

ARCHBOLD, OHIO, November 25, 2020, Farmers & Merchants Bancorp, Inc. (the “Company”) (NASDAQ: FMAO), the holding company of Farmers & Merchants State Bank (the “Bank”), announced today that the Company’s Board of Directors has increased in size from 12 to 13 members and Lori A. Johnston was appointed to the Board of Directors of both the Company and the Bank.

Ms. Johnston resides in Grand Rapids, Ohio. She is the President of ProMedica Insurance Corporation, an affiliate of ProMedica Health System. She has been employed by ProMedica Health System and affiliates in increasing levels of leadership roles since 1996. Ms. Johnston was employed by Ernst & Young, LLP in Toledo, Ohio from 1983-1996 and is a Certified Public Accountant.

Ms. Johnston is an active member of the Toledo community, serving as a Board Member for various entities including Toledo Mud Hens/Toledo Walleye, Ohio Association of Health Plans, Health Plan Alliance, Compassion Health Toledo and St. Ursula Academy.

“We are extremely pleased to welcome Lori to our Board,” commented Jack Johnson, Board Chairman. “Adding top talent across all areas of the Company, including our Board of Directors, is one of our top strategic initiatives. Lori is a proven leader and will be an asset to our Board and the Company.”

Based on her financial expertise, Ms. Johnston will be serving on the Audit Committee of the Board of Directors.

“Lori will bring great insights across a wide range of experiences to the Board and I look forward to her support as we further the Bank’s growth and financial performance,” said Lars Eller, President and Chief Executive Officer.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 30 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

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